Exhibit 5.1

804 / 771-5700 fax: 804 /771-5777	Mailing Address: P.O. Box 27828 Richmond, VA 23261 Three James Center, 12th Floor 1051 East Cary Street Richmond, VA 23219

April 30, 2008

Commonwealth Biotechnologies, Inc.

601 Biotech Drive

Richmond, Virginia 23235

Dear Sir:

We have acted as Virginia counsel for Commonwealth Biotechnologies, Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (Registration No. 333-148942) and all amendments thereto (the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on January 30, 2008. The Registration Statement relates to the resale on a delayed or continuous basis of 1,001,208 shares (the “Shares”) of the Company’s common stock, without par value per share (“Common Stock”), which underlie Convertible Notes and Class A and Class B Warrants issued to the Selling Stockholders, as more fully described in the Registration Statement.

In connection with this opinion, we have examined the Registration Statement and the prospectus contained therein, the Company’s Articles of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below (the “Documents”). We are relying (without any independent investigation thereof) upon the truth and accuracy of the statements, covenants, representations and warranties set forth in the Documents.

The following opinion is given only as to matters of Virginia law, and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Commonwealth of Virginia. We have assumed that there is nothing under any law (other than the laws of the Commonwealth of Virginia) which would affect or vary the following opinion.

Based upon the foregoing and in reliance thereon, it is our opinion that the Shares will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement, be fully and validly authorized, legally issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Sincerely,

/s/ Kaufman & Canoles, P.C.
Kaufman & Canoles, P.C.

Disclosure Required by Internal Revenue Service Circular 230: This communication is not a tax opinion. To the extent it contains tax advice, it is not intended or written by the practitioner to be used, and it cannot be used by the taxpayer, for the purpose of avoiding tax penalties that may be imposed on the taxpayer by the Internal Revenue Service.

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